Exhibit 99.1
News Release
Rockwell Collins' Clay Jones to retire on July 31; Ortberg to be named CEO
CEDAR RAPIDS, Iowa (April 19, 2013) - Rockwell Collins today announced that Chairman and CEO Clay Jones, 64, has informed the company's board of directors of his plans to retire as CEO effective July 31, after almost 34 years of service. Rockwell Collins President Kelly Ortberg, 52, is expected to succeed Jones as CEO at that time. Jones will remain on the company's board of directors as non-executive chairman.
“This decision was made as part of a carefully orchestrated succession planning process that has been implemented over the past several years,” Jones said. “Our focus on developing talent has ensured Kelly is well-prepared to assume this new responsibility.”
“Kelly has played an instrumental role in shaping our company's strategies and has demonstrated the ability to deliver results even in the most challenging environments,” Jones continued. “With his track record of proven performance and leadership, strong customer relationships, and an extensive knowledge of our company and industry, I'm highly confident in Kelly's ability to lead Rockwell Collins to new levels of success and expansion.”
Ortberg was appointed president of Rockwell Collins in September 2012. He previously served as executive vice president and chief operating officer of Government Systems, where he helped lead major program wins, including capturing avionics business on the KC-46A, KC-10 and the Embraer KC-390. He also has served as executive vice president and chief operating officer of Commercial Systems, during which time he oversaw the company's development programs for the Boeing 787, Airbus A350 and Bombardier C-Series. Additionally, he led the launch of the company's Pro Line Fusion integrated avionics system, which has been selected for more than 15 aircraft platforms since its introduction in 2007. He joined the company in 1987.
“Rockwell Collins is an outstanding company with a bright future,” said Ortberg. “Our balanced and integrated business model, combined with a commitment to operational excellence, focus on delivering superior customer value, and highly talented and motivated employees, has proven an effective recipe for success. I'm excited to build on those strengths in the years ahead as we work toward achieving the full potential of Rockwell Collins.”
A native of Dubuque, Iowa, Ortberg holds a Bachelor of Science degree in Mechanical Engineering from The University of Iowa. He serves on The University of Iowa Engineering Advisory Board and the board of directors for the Hawkeye Area Council of the Boy Scouts of America. He previously served as a member of the board of directors of Bucyrus International.
Jones joined Rockwell International in 1979 after serving in the U.S. Air Force as a fighter pilot. He was appointed president of Rockwell Collins in January 1999, and then became CEO in June 2001 after leading the company through its initial public offering. He assumed the role of Chairman in 2002. During his distinguished career he grew Rockwell Collins from $2.5 billion in annual revenues to become a nearly $5 billion company, while increasing total shareholder value by more than 200 percent.
Jones serves on the Board of Governors of the Aerospace Industries Association (AIA) and is a member of the Business Roundtable, The Business Council, and the President's National Security Telecommunications Advisory Committee (NSTAC). He is an emeritus member of the Smithsonian National Air and Space Museum (NASM) and an Honorary Fellow of the American Institute of Aeronautics and Astronautics (AIAA). He also serves as a member of the board of directors of Deere & Company and Cardinal Health.
About Rockwell Collins
Rockwell Collins (NYSE: COL) is a pioneer in the development and deployment of innovative communication and aviation electronic solutions for both commercial and government applications. Our expertise in flight deck avionics, cabin electronics, mission communications, information management, and simulation and training is delivered by 19,000 employees, and a global service and support network that crosses 27 countries. To find out more, please visit www.rockwellcollins.com.
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